Exhibit 10.1

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

Restricted Stock Units Agreement

Granted Under 2006 Stock Incentive Plan

This agreement evidences the grant by Varian Semiconductor Equipment Associates, Inc., a Delaware corporation (the “Company”), on [            ], 200[    ] (the “Grant Date”) to [            ], a member of the Board of Directors of the Company (the “Participant”), of a Restricted Stock Unit Award (as defined in the Plan) pursuant to the Company’s Amended and Restated 2006 Stock Incentive Plan (the “Plan”), consisting of [            ] Restricted Stock Units (the “RSUs”), on the terms provided herein, in Appendix A and in the Plan. Each RSU represents the right to receive one share of common stock, $0.01 par value per share, of the Company (“Common Stock”). The shares of Common Stock that are issuable on the Grant Date are referred to herein and in Appendix A as “Shares.” All of the RSUs are fully vested as of the Grant Date.

Your online acceptance indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan. Important additional information relating to this award is contained in Appendix A. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

VARIAN SEMICONDUCTOR
EQUIPMENT ASSOCIATES, INC.

Gary E. Dickerson
Chief Executive Officer

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1. Grant of Restricted Stock Units.

The Company hereby grants to the Participant, subject to the terms and conditions set forth herein, in the attached Notice and in the Plan, the number of RSUs identified in the attached Notice. Each RSU represents the right to receive one share of Common Stock. All of the RSUs are fully vested as of the Grant Date. The Company shall record on its books the grant to the Participant of that number of RSUs granted to the Participant.

2. Distribution of Shares.

(a) The Company shall distribute to the Participant (or to the Participant’s estate in the event that his or her death occurs before distribution of the corresponding Shares), on (or as soon as administratively practicable following) the Grant Date, all of the Shares represented by the RSUs.

(b) The Company shall not be obligated to issue to the Participant any Shares unless the issuance and delivery of such Shares complies with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

3. Dividend and Other Shareholder Rights.

Neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

4. Withholding.

No Shares shall be issued on (or as soon as administratively practicable following) the Grant Date unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this award.

5. Unfunded Rights.

The right of the Participant to receive Common Stock pursuant to this award is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under these terms and conditions other than those of an unsecured general creditor of the Company.